UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2005

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18882 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

        In its Current Report on Form 8-K filed on March 22, 2005, Bradley Pharmaceuticals, Inc. (the “Company”) reported that it had entered into a Forbearance Agreement with the lenders that are party to its $125 million credit facility under which Wachovia Bank, National Association, serves as administrative agent. Under the Forbearance Agreement, the lenders agreed to forbear from exercising their remedies under certain provisions of the credit facility as a result of the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2004 and furnish audited financial statements for 2004, which constitute events of default under the credit facility.

        As those events of default continue to exist and the Forbearance Agreement expired on April 22, 2005, all loan commitments under the credit facility can now be terminated and all amounts owing under the credit facility can now be declared due and payable, though as of the date of this Report no such demands have been made nor have any indications been given to the Company that the lenders will take any remedial action. Approximately $68 million in principal is outstanding under the credit facility as of the date of this Report.

        On April 25, 2005, the Company received a notice from a beneficial holder of the Company’s 4% Convertible Senior Subordinated Notes due 2013 claiming a default under the related indenture as a result of the Company’s failure to file its Annual Report on Form 10-K. If not cured within 30 days after receipt of the notice, such a default would constitute an event of default entitling the trustee or noteholders to accelerate maturity of the Notes in the aggregate principal amount of $37 million.

        The Company intends to continue discussions of these matters with its lenders and noteholders. As of March 31, 2005, the Company had approximately $65 million in cash and cash equivalents and $15 million in short-term investments.

Item 9.01.	Financial Statements and Exhibits.

        The following exhibit is filed pursuant to Item 601 of Regulation S-K:

No.	Description
99.1	Press Release, dated April 28, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ Daniel Glassman

Daniel Glassman Chairman of the Board, President and Chief Executive Officer

Dated: April 28, 2005

EXHIBIT LIST

No.	Description
99.1	Press Release, dated April 28, 2005.